Exhibit (a)(35)

December 1, 2004

Name

Address

Re:	Blockbuster Inc. (“Blockbuster”) Global Exchange of Stock Options Program

Dear [Name]:

By now, you should have received communications regarding the Blockbuster Global Exchange of Stock Options Program, which offers you the right to exchange your unexercised options to purchase Blockbuster Inc. class A common stock for restricted share units settleable in Blockbuster Inc. class A common stock. The offer commenced on November 9, 2004 and is scheduled to expire on December 10, 2004.

As has been communicated to you in your exchange offer materials, if you elect to exchange your stock options for restricted share units, you will become subject to a tax liability with respect to your exchange and at each of the three settlement (i.e., vesting) dates of your restricted share units. The purpose of this letter is to notify you that you may request, in advance, that EquiServe sell on each of the three settlement dates of your restricted share units a sufficient number of shares of Blockbuster Inc. class A common stock (i.e., shares underlying your settled restricted share units)(the “Tax Shares”) to satisfy the estimated tax obligations (the “Estimated Tax Liability”) arising from your exchange and each such settlement.

Please note that you are not required to tender any of your unexercised options in the exchange offer. If you do not participate in the exchange offer, you will continue to hold your options, and you will not receive any restricted share units. If you elect not to exchange your options in the exchange offer, no action is necessary on your part.

Please also note that if you do tender you unexercised options for restricted share units in the exchange offer, you are not required to authorize EquiServe to sell Tax Shares to cover the Estimated Tax Liability in advance. Subject to Blockbuster Inc. securities and insider trading policies with respect to transfers or sales of Blockbuster securities, you are free to sell the shares of Blockbuster Inc. class A common stock that you receive upon settlement of your restricted share units at any time, including sales to cover tax liabilities.

However, if at this time you would like to instruct EquiServe to automatically sell Tax Shares on each of the three settlement dates of your restricted share units to cover the Estimated Tax Liability arising from your exchange and each such settlement, please sign the enclosed Authorization Form confirming your decision and return it in the self-addressed stamped envelope provided herewith.

Yours Sincerely,

/s/Ann Marie Jones

Ann Marie Jones

Vice President, Human Resources

Authorization Form

I hereby authorize EquiServe to sell on each of the three settlement dates of my restricted share units such number of shares of Blockbuster Inc. class A common stock underlying my settled restricted share units as shall be necessary to cover the Estimated Tax Liability arising from my exchange and each such settlement.

I hereby further make all of the representations, acknowledgements and agreements contained in Exhibit A to this Authorization Form.

Name (Block Capitals):

Signature:

Date:

Exhibit A

Representations, Acknowledgements and Agreements

1.	I acknowledge and agree that the Estimated Tax Liability will be calculated using methods and procedures that Blockbuster deems appropriate and may or may not be equal to the actual tax liability under Canadian tax laws.

2.	I acknowledge and agree that there is a chance that, depending on fluctuations in the stock price of Blockbuster Inc. class A common stock between the date of grant of my restricted share units and the first settlement date of such units, I could owe an amount of tax arising from my exchange that is greater than the fair market value of the shares of Blockbuster Inc. class A common stock that I receive upon the first settlement of my restricted share units.

3.	I acknowledge and agree that I have been advised to consult with my personal tax advisor as to the Estimated Tax Liability and as to the consequences of granting or not granting this authorization.

4.	I acknowledge and agree that all authority in this Authorization Form will survive my death or incapacity, and all of my obligations in this Authorization Form will be binding upon my heirs, personal representatives and assigns.

5.	I acknowledge and agree that a portion of the proceeds from the sale of my Tax Shares will be used pay the brokerage commissions on the sale of such shares. I further acknowledge and agree that any remaining proceeds from the sale of my Tax Shares will used to cover the Estimated Tax Liability.

6.	I acknowledge and agree that if I execute and submit this Authorization Form, the authorization to sell my Tax Shares on each settlement date will remain in effect unless and until I terminate such authorization in writing. I acknowledge and agree that I am required to fax my written termination to EquiServe at 1-201-324-3247 and that such termination will not become effective until five business days after receipt by EquiServe.